Exhibit 3.2

AMENDMENT TO BY-LAWS

OF

ZEBRA TECHNOLOGIES CORPORATION

Section 3.1 of the Registrant’s By-laws was amended to read in its entirety as follows:

Section 3.1.           The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than 2 nor more than 11 directors.  The exact number shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors in office at the time of adoption of such resolution.